EXHIBIT 99

PRESS RELEASE OF CCSB FINANCIAL CORP.

For more information		FOR IMMEDIATE RELEASE
contact:	Mario Usera	Liberty, Missouri
	Executive Vice President	July 25, 2003
(816) 781-4500

CCSB FINANCIAL CORP. ANNOUNCES EARNINGS

FOR THIRD QUARTER OF FISCAL YEAR 2003

LIBERTY, MISSOURI—CCSB Financial Corp. (OTC Bulletin Board: CCFC) today announced net earnings of $65,000 for the third quarter ended June 30, 2003. This compares to net earnings of $2,000 for the same period in the prior year. For the nine months ended June 30, 2003, net earnings were $128,000 compared to $81,000 for the same period in the prior fiscal year.

For the second consecutive three-month period, the increase in net earnings from the comparable period in the prior year was due to higher net interest income resulting from an increase in interest-earning assets while interest-bearing liabilities declined. The increase in interest-earning assets and the decrease in interest-bearing liabilities are the result of an infusion of capital from the initial public offering of the company in January 2003. In addition, noninterest income was comparatively higher primarily as the result of increased gain on sale of loans and increased fee income on transactional deposit accounts. Higher net interest income and noninterest income was partially offset by higher noninterest expense and a higher provision for loan losses.

The improved ratio of interest-earning assets to interest-bearing liabilities resulted in improved net interest income when compared to periods prior to the conversion to a stock form of ownership. However, both interest income and interest expense have been affected by the historically low interest rates. Management cautions that any additional compression of the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities will make it increasingly more difficult to improve upon net interest income.

CCSB Financial Corp. is the holding company for Clay County Savings Bank, a federally-insured and chartered savings bank based in Liberty, Missouri. CCSB Financial Corp.’s results of operations depend primarily on its wholly-owned subsidiary savings bank. Clay County Savings Bank converted from a mutual organization to a stock savings bank on January 8, 2003. In connection with the conversion, CCSB Financial Corp. was formed as the bank’s holding company.

For the three- and nine-month periods ended June 30, 2003, earnings (basic and diluted) were $0.07 and $0.12 per share, respectively. Earnings per share for the prior periods are not meaningful since the common stock has only been outstanding since January 8, 2003.

At June 30, 2003, CCSB Financial Corp. had total assets of $85.0 million, which is an increase of $7.1 million, or 9.0%, from the prior fiscal year end of September 30, 2002. The increase is attributed to the infusion of cash from the initial public offering, which was primarily used to fund loans and mortgage-backed securities. At June 30, 2003, total stockholder’s equity was $15.1 million, or $15.43 per share.

CCSB Financial Corp. trades on the OTC Electronic Bulletin Board under the symbol “CCFC.” The Bank offers a full range of deposit and loan products from its offices in Liberty (2), Kearney and Smithville, all located in Clay County, Missouri, and in the standard metropolitan statistical area of Kansas City, Missouri.